Exhibit 2






                    AMENDED AND RESTATED INVESTMENT AGREEMENT


                          dated as of September 4, 2001


                                     between


                        GOLDMAN SACHS CAPITAL KORYO, L.P.


                                       and


                                  KOOKMIN BANK

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

   Section 1.01.   Definitions.................................................1
   Section 1.02.   General Interpretive Principles.............................5

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

   Section 2.01.   Enforceability of Agreement.................................5
   Section 2.02.   Consents; Authorization; No Conflicts.......................5

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

   Section 3.01.   Enforceability of Agreement.................................6
   Section 3.02.   Consents; Authorization; No Conflicts.......................6

                                   ARTICLE IV

                                   GOVERNANCE

   Section 4.01.   Board Representation........................................6
   Section 4.02.   Appointment of Observer.....................................7
   Section 4.03.   Director and Officer Indemnification........................7
   Section 4.04.   Termination of Representation...............................7
   Section 4.05.   Compliance with Applicable Law..............................7

                                    ARTICLE V

                             OFFERINGS OF SECURITIES

   Section 5.01.   Certain Offerings...........................................8
   Section 5.02.   U.S. Registration...........................................8
   Section 5.03.   Inconsistent Agreements.....................................8

                                   ARTICLE VI

                                    COVENANTS

   Section 6.01.   Consultation Regarding Certain Matters......................9
   Section 6.02.   Access of Certain Purchaser Affiliates......................9
   Section 6.03.   Listing; Reservation........................................9
   Section 6.04.   Confidentiality.............................................9
   Section 6.05.   Repurchase of Preferred Shares.............................10

                                   ARTICLE VII

                                  MISCELLANEOUS

   Section 7.01.   Fees and Expenses; Method of Payment.......................10
   Section 7.02.   Survival of Representations and Warranties.................10
   Section 7.03.   Specific Performance.......................................10
   Section 7.04.   Indemnification............................................10
   Section 7.05.   Notices....................................................11
   Section 7.06.   Entire Agreement; Amendment; Severability..................12
   Section 7.07.   Counterparts...............................................13
   Section 7.08.   Governing Law; Arbitration; Forum; Related Matters.........13
   Section 7.09.   Successors and Assigns.....................................14
   Section 7.10.   No Third-Party Beneficiaries...............................14
   Section 7.11.   Effectiveness..............................................15



                        Annex I U.S. Registration Rights


                         Annex II Arbitration Provisions





            Exhibit A Form of Supplemental Confidentiality Agreement

                    AMENDED AND RESTATED INVESTMENT AGREEMENT

                  AMENDED AND RESTATED INVESTMENT AGREEMENT (the "Agreement"), dated as of September 4, 2001, by and between Goldman Sachs Capital Koryo, L.P., a Cayman Islands exempted limited partnership (the "Purchaser"), and Kookmin Bank, a Republic of Korea corporation (the "Bank").

                              W I T N E S S E T H:

                  WHEREAS, the Bank and the Purchaser entered into an Investment Agreement dated as of May 27, 1999 (the "Prior Agreement") pursuant to which the Purchaser purchased from the Bank, and the Bank issued and sold to the Purchaser, (i) 30,000,000 shares of the Bank's Common Stock, par value 5,000 Won per share ("Common Stock"), and (ii) $200 million principal amount of subordinated bonds convertible into Common Stock; and

                  WHEREAS, the Bank and the Purchaser desire to enter into this Agreement to amend and restate the Prior Agreement to eliminate those provisions that will no longer be applicable after the Effective Date (as defined below);

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

                  Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall be similarly interpreted.

                  "Agreement" has the meaning set forth in the preamble.

                  "Articles of Incorporation" means the Articles of Incorporation of the Bank, as amended from time to time.

                  "Bank" has the meaning set forth in the preamble.

                  "Board of Directors" means the board of directors of the Bank.

                  "Bonds" means the Bank's 3.00% Subordinated Convertible Bonds Due 2005 issued and sold by the Bank to the Purchaser pursuant to the Prior Agreement and the Indenture.

                  "Common Stock" has the meaning set forth in the recitals.

                  "Convertible Securities" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Bank or any of its Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any equity securities of the Bank or any of its Subsidiaries.

                  "Effective Date" means the date of the consummation of the Merger.

                  "GDR" means the Global Depositary Receipts in respect of the Common Stock quoted on the London Stock Exchange.

                  "Governmental Entity" means any government or political subdivision or department of such government or political subdivision, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, any stock exchange or any court.

                  "GS Investors" means the Purchaser and each Subsidiary of the Purchaser (including Goldman Sachs Capital Chosun Ltd., and Goldman Sachs Capital Shilla Ltd.).

                  "Indemnified Purchaser Parties" has the meaning set forth in
Section 7.04.

                  "Indemnified Bank Parties" has the meaning set forth in
Section 7.04.

                  "Indenture" means the Indenture, dated as of June 14, 1999, between the Bank and the Trustee, relating to the Bonds.

                  "Indenture Side Letter" means the letter agreement, dated June 14, 1999, between the Bank and the Purchaser, relating to certain rights of the Purchaser with respect to the Bonds.

                  "KDIC" means the Korea Deposit Insurance Corporation.

                  "Korea FSC" means the Korean Financial Supervisory Commission and any predecessor or successors to such commission.

                  "KSE" has the meaning set forth in Section 6.03(a).

                  "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

                  "Lien" means any mortgage, pledge, lien, security interest, conditional sale agreement, title retention agreement or encumbrance of any kind, character or description whatsoever.

                  "Losses" means any and all losses, penalties, claims, liabilities and expenses (including reasonable attorneys' fees and disbursements) incurred by, imposed upon or asserted against any Person.

                  "Material Adverse Effect" means a material adverse effect on either (i) the financial condition, results of operations or business of the Bank and its Subsidiaries, taken as a whole, or (ii) the ability of the Bank to perform its obligations under this Agreement.

                  "Material Subsidiary" means Kookmin Credit Card Co., Ltd. and Kookmin Leasing Co., Ltd.

                  "Merger" means the merger of each of the Bank and H&CB with a newly formed Korean company.

                  "Minimum Holding Condition" means the condition that the Transaction Shares beneficially owned by GS Investors (including for this purpose all shares of Common Stock issuable upon conversion of Bonds beneficially owned by GS Investors) represent, in the aggregate, at least 3% of the Bank's outstanding Common Stock (including for this purpose all shares of Common Stock issuable upon conversion of Bonds beneficially owned by GS Investors, but excluding shares of Common Stock issued or issuable upon conversion of Preferred Shares).

                  "Non-standing Director" means a member of the Board of Directors who is not also employed as an executive officer of the Bank.

                  "Paying and Conversion Agency Agreement" means the paying and conversion agency agreement, dated as of June 14, 1999, between the Bank and the trustee and agents named therein, relating to the Bonds.

                  "Person" means any individual, corporation, company, association, partnership, joint venture, trust or unincorporated organization, or Governmental Entity.

                  "Preferred Shares" means the 40 million non-voting preferred shares issued by the Bank to KDIC in December 1998 with an aggregate par value of Won 200 billion, and all additional preferred shares issued at any time in connection with the exercise of preemptive rights with respect to Preferred Shares.

                  "Preferred Side Letter" means the letter agreement between the Bank and the Purchaser dated as of May 27, 1999 relating to certain regulatory actions necessary for the repurchase by the Bank of the Preferred Shares.

                  "Prior Agreement" has the meaning set forth in the preamble.

                  "Purchaser" has the meaning set forth in the preamble.

                  "Purchaser Nominee" means each of the nominees designated by the Purchaser for election to the Board of Directors pursuant to Section 4.01.

                  "Regulatory Approvals" means, with respect to any matter, (i) any and all permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, clearances from, or filings or registrations with, Governmental Entities, and (ii) any and all waiting periods imposed by applicable laws, in each case in respect of such matter.

                  "Representatives" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

                  "Securities" means the Shares and the Bonds.

                  "Shares" means the Transaction Shares and, unless expressly provided otherwise in this Agreement, any other shares of Common Stock held by the Purchaser from time to time.

                  "Specified Affiliate" has the meaning set forth in Section
6.02.

                  "Subsidiary" means, (i) as to any Person (including the Bank), any other Person of which Voting Securities with more than 50% of the Voting Power are owned or controlled, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; and (ii) with respect to the Bank, any Person which at any time has its accounts consolidated with those of the Bank or which, under Korean law, regulations or generally accepted accounting principles from time to time, should have its accounts consolidated with those of the Bank.

                  "Supplemental Confidentiality Agreement" means the confidentiality agreement to be entered into pursuant to Section 6.04 substantially in the form attached as Exhibit A.

                  "Transaction Agreements" means this Agreement, the Indenture, the Bonds, the Paying and Conversion Agency Agreement, the Indenture Side Letter, the Supplemental Confidentiality Agreement, and the Preferred Side Letter.

                  "Transaction Shares" means any shares of Common Stock (i) purchased by the Purchaser under the Prior Agreement, (ii) issued upon conversion of Bonds or (iii) received pursuant to a stock split, stock dividend, stock reclassification, merger, exchange, combination, consolidation or other recapitalization by the Bank or the exercise of Convertible Securities distributed to stockholders of the Bank generally or the exercise of preemptive rights, in each case in respect of Transaction Shares.

                  "Trustee" means The Bank of New York.

                  "U.S. SEC" means the U.S. Securities and Exchange Commission.

                  "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Voting Power" means, with respect to any Voting Securities, the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders of such Voting Securities for the election of directors or any similar managing person at the time of determination (assuming such election were then being held).

                  "Voting Securities" means, (i) with respect to the Bank, the equity securities of the Bank entitled to vote generally for the election of directors of the Bank, and (ii) with respect to any other Person, any securities of or interests in such Person entitled to vote generally for the election of directors or any similar managing person of such Person or entitled to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the term "including" means "including without limitation" (and "include," "includes" and "included" shall be similarly interpreted). References in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules mean the Articles, Sections, Annexes, Exhibits and Schedules of or to this Agreement, and such Annexes, Exhibits and Schedules are an integral part of this Agreement. All references to "dollars" or "$" refer to U.S. dollars. All references to Won refer to Korean Won.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

                  The Bank hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

                  Section 2.01. Enforceability of Agreement. This Agreement has been duly executed and delivered by the Bank and constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity.

                  Section 2.02. Consents; Authorization; No Conflicts. (a) No Regulatory Approval is required to have been obtained by the Bank or its Subsidiaries in connection with the execution, delivery and performance of this Agreement.

                  (b) The execution, delivery and performance of this Agreement have been duly authorized by the Bank and will not (i) violate any provision of the articles of incorporation or other constitutional documents of the Bank or its Subsidiaries; (ii) give rise to any preemptive or similar rights on behalf of any Person; (iii) result in the violation of any Law or Regulatory Approval applicable to the Bank or its Subsidiaries; (iv) violate or constitute a default under or give rise to any third party rights under any agreement or instrument applicable to the Bank or its Material Subsidiaries or any of their properties; or (v) result in the imposition of any Lien upon any assets of the Bank or its Material Subsidiaries, except for such violations, defaults, third party rights and Liens under clauses (iii), (iv) and (v) that, individually and in aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Bank, as of the date hereof, as follows:

                  Section 3.01. Enforceability of Agreement. (a) This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity.

                  Section 3.02. Consents; Authorization; No Conflicts. (a) No Regulatory Approval is required to have been made or obtained by the Purchaser or its Affiliates in connection with the execution, delivery and performance of this Agreement.

                  (b) The execution, delivery and performance of this Agreement have been duly authorized by the Purchaser and will not (i) violate any provision of the articles of incorporation or other constitutional documents of the Purchaser, (ii) result in the violation of any Law or Regulatory Approval applicable to the Purchaser or its Affiliates, (iii) violate or constitute a default under or give rise to any third party rights under any agreement or instrument applicable to the Purchaser or any of its assets, or (iv) result in the imposition of any Lien upon any assets of the Purchaser, except for such violations, defaults, third party rights and Liens under clauses (ii), (iii) and
(iv) that, individually and in the aggregate, neither have had nor are reasonably likely to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

                                   ARTICLE IV

                                   GOVERNANCE

                  Section 4.01. Board Representation. (a) Before any meeting of the stockholders of the Bank at which the term of any Purchaser Nominee serving on the Board of Directors is scheduled to expire, the Purchaser shall be entitled to designate a Purchaser Nominee for election to the Board of Directors as a Non-standing Director (who may be the same individual whose term is expiring) to replace such Purchaser Nominee.

                  (b) The Board of Directors will nominate and recommend for election to the Board of Directors, and the Bank will use its best efforts to cause the election to the Board of Directors of, any Purchaser Nominee designated by the Purchaser pursuant to Section 4.01(a).

                  (c) The Board of Directors will use its best efforts to nominate and recommend an additional nominee designated by the Purchaser for election to the Board of Directors as a Non-standing Director when such position becomes available.

                  (d) In the event of the death, disability, resignation or removal of a Purchaser Nominee from the Board of Directors, the Purchaser shall designate a replacement for such director. The Board of Directors will nominate and recommend such replacement for election or appointment to the Board of Directors and the Bank will use its best efforts to cause such replacement to be elected or appointed to the Board of Directors at the first ordinary general meeting of stockholders following such designation.

                  Section 4.02. Appointment of Observer. If the Purchaser declines to designate a Purchaser Nominee or the Purchaser Nominee is not elected, the Purchaser shall be entitled to designate an individual as its observer who shall be given notice of and, to the extent permitted by Korean Law, be entitled to attend (but not vote at or otherwise participate in) all regular and special meetings of the Board of Directors. The Purchaser shall have the right to change the person designated as the observer at any time in its sole discretion. The Bank shall enter into a contractual employment arrangement with any observer designated by the Purchaser pursuant to which such observer shall receive an amount of compensation to be mutually agreed. Each observer shall enter into a confidentiality agreement substantially in the form of the Supplemental Confidentiality Agreement.

                  Section 4.03. Director and Officer Indemnification. The Bank will provide to each Purchaser Nominee upon his election to the Board of Directors, indemnification and directors' insurance having terms and provisions no less favorable to such individual than the indemnification and directors' insurance provided to other Non-standing Directors of the Bank (including coverage for matters arising in whole or in part out of any matter existing or occurring while such Purchaser Nominee was a director, even though such Purchaser Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

                  Section 4.04. Termination of Representation. The provisions of
Section 4.01 and Section 4.02 shall terminate, and the Purchaser shall no longer be entitled to designate Purchaser Nominees for election to the Board of Directors under Section 4.01 or an observer under Section 4.02, at such time as the Minimum Holding Condition is no longer satisfied. The rights of the Purchaser under this Article IV shall be in addition to the Purchaser's rights as a stockholder of the Bank under the Articles of Incorporation or other constitutional documents of the Bank or under applicable Laws.

                  Section 4.05. Compliance with Applicable Law. Without prejudice to the rights of the Purchaser in respect of any breach of the Bank's representations and warranties in Section 2.02(b), the Bank's obligations and the rights of the Purchaser under this Article IV shall be subject to applicable Law and the Articles of Incorporation, and the obligations of the Bank under this Article IV shall not include any obligation to amend or assist in the amendment of applicable Law or the Articles of Incorporation as they are in effect on the date of this Agreement; provided, that if at any time the obligations of the Bank and the rights of the Purchaser under this Article IV shall be contrary to or inconsistent with applicable Law or the Articles of Incorporation, the Bank shall use its best efforts to enter into arrangements satisfactory to the Purchaser that are permissible under applicable Law and the Articles of Incorporation which secure to the Purchaser the benefits conferred upon it by the provisions of this Article IV.

                                   ARTICLE V

                             OFFERINGS OF SECURITIES

                  Section 5.01. Certain Offerings. (a) Upon request of the Purchaser, the Bank will use its reasonable best efforts to assist the Purchaser and its Affiliates in connection with any proposed offer and sale of any Securities that is not to be registered under the U.S. Securities Act, including any efforts required to list the Bonds in accordance with Section 6.03 and to facilitate the offer and sale of Securities in depositary receipt, exchangeable bond or any other form in reliance on any exemption from the registration requirements of the U.S. Securities Act (including the deposit by the Purchaser of any Transaction Shares in the Bank's GDR facility (or any successor to such facility)). The Bank accordingly agrees that it will, upon the request of the Purchaser, prepare an offering document in customary form, and enter into an underwriting or purchase agreement containing customary terms and provisions reasonably acceptable to the Bank, in connection with such a proposed offer and sale of Securities, and take all such other customary actions (including participation by the Bank's management in roadshows and other meetings with investors) as may reasonably be requested to facilitate the offer and sale of such Securities. The Purchaser shall pay all expenses of offerings made under this Section 5.01, including all underwriting discounts, selling commissions and stock transfer taxes associated with the Securities it so offers and sells, but excluding expenses related to offerings of Securities held by Persons other than the GS Investors.

                  (b) The Bank hereby undertakes and agrees that for so long as any of the Securities are "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act or the Purchaser or any Affiliate of the Purchaser that holds any Securities may be deemed an "Affiliate" of the Bank within the meaning of Rule 144 under such Act, the Bank will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under such Act, provide to each holder of such securities and to each prospective purchaser (as designated by such holder) of such securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the U.S. Securities Act.

                  Section 5.02. U.S. Registration. From and after the 180th day following the Bank's first registered public offering of equity securities in the United States, the provisions of Annex I will apply.

                  Section 5.03. Inconsistent Agreements. The Bank has not and will not on or after the date of this Agreement enter into any agreement with respect to the Common Stock that is inconsistent with the provisions of this
Article V or of Annex I. In particular, the Bank may not, by any means, grant to any Person any registration rights with priority over those of the Securities covered by this Agreement without the prior written consent of the holders of such Securities; provided, that registration rights may be granted to other holders of the Bank's securities on a pari passu basis and any other Person entitled to registration rights, including the GS Investors, will be bound by any customary restrictions on sales that are provided in an underwriting agreement in connection with a registration effected pursuant to such registration rights so long as such restrictions do not relate to a period of more than 180 days.

                                   ARTICLE VI

                                    COVENANTS

                  Section 6.01. Consultation Regarding Certain Matters. For so long as the Minimum Holding Condition is satisfied, the Bank will consult with the Purchaser before it or any of its Subsidiaries authorizes, enters into or consummates any agreement or understanding with respect to (x) a merger, amalgamation, share exchange or consolidation involving any financial institution (other than a transaction involving solely the Bank and/or one or more of its Subsidiaries) or (y) the acquisition of a substantial portion of the assets of any financial institution (other than a transaction involving solely the Bank and/or one or more of its Subsidiaries). If the Bank and the Purchaser agree that such proposed transaction is in the best interests of the Bank and its shareholders, the Bank will pursue (or will cause its Subsidiaries to pursue) such transaction; if there is no such agreement, the Bank will not proceed (and will cause its Subsidiaries not to proceed) with such transaction.

                  Section 6.02. Access of Certain Purchaser Affiliates. (a) Each of the Affiliates of the Purchaser (each, a "Specified Affiliate") listed in
Schedule 8.02(a) to the Prior Agreement shall be entitled, from time to time, to discuss with the Bank, its officers, directors and independent accountants, and to make proposals, recommendations and suggestions to the Bank relating to, the business and affairs of the Bank. The Bank shall consider in good faith all legitimate proposals, recommendations and suggestions made by a Specified Affiliate pursuant to the foregoing sentence; provided, however, that nothing in this Section 6.02(a) shall obligate the Bank to adopt or implement any proposal, recommendation or suggestion made by or on behalf of such Specified Affiliate.

                  (b) The Bank shall permit each Specified Affiliate reasonable access to the properties of the Bank and its Subsidiaries, and to the books, records and other written information in the possession of the Bank relating to its affairs, at all reasonable times.

                  Section 6.03. Listing; Reservation. (a) So long as the Purchaser holds any of the Securities, the Bank shall use its best efforts to ensure that the Common Stock continues to be quoted on the Korea Stock Exchange (the "KSE").

                  (b) The Purchaser shall have the right to request that the Bank list the Bonds on the London Stock Exchange or the Luxembourg Stock Exchange, as determined by the Bank. Upon such request being made, the Bank shall use its best efforts to effect the listing as soon as is reasonably practicable, and the Purchaser will cooperate with the Bank to effect such listing. The Purchaser shall pay all costs relating to a listing effected under this Section 6.03, including the fees of the London Stock Exchange and the fees and expenses of the listing agent, the Bank's legal counsel and the Bank's accountants.

                  Section 6.04. Confidentiality. The Purchaser shall, and shall cause each GS Investor and any observer designated pursuant to Section 4.02 to, execute a confidentiality agreement in favor of the Bank substantially in the form of the Supplemental Confidentiality Agreement.

                  Section 6.05. Repurchase of Preferred Shares. Subject to obtaining the necessary regulatory approvals described in the Preferred Side Letter, the Bank shall repurchase the Preferred Shares on or before the applicable repurchase deadlines set forth in the agreements with KDIC and, in any event, before the conversion of any Preferred Shares.

                                  ARTICLE VII

                                  MISCELLANEOUS

                  Section 7.01. Fees and Expenses; Method of Payment. (a) Each party will be responsible for the payment of all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, regardless of whether such transactions are consummated.

                  (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts, unless the parties mutually agree upon other means of payment for a particular payment.

                  Section 7.02. Survival of Representations and Warranties. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party to this Agreement, and notwithstanding any provision herein to the contrary, each representation or warranty in this Agreement shall survive for a period of six months and, if any claim or claims shall have been asserted during such period, for such additional period until a final resolution of all such claims.

                  Section 7.03. Specific Performance. The parties to this Agreement specifically acknowledge that monetary damages are not an adequate remedy for any violation of this Agreement, and that any party to this Agreement may, in accordance with Section 7.08(c) and Section 7 of Annex II, apply to a court of competent jurisdiction or the International Chamber of Commerce for such equitable relief as such court or tribunal, as the case may be, may deem just and proper in order to enforce this Agreement or prevent any violation of its terms and each party waives any objection to the imposition of relief of an equitable nature if warranted.

                  Section 7.04. Indemnification. (a) The Bank agrees to indemnify and hold harmless each GS Investor and each of their respective Representatives (collectively, the "Indemnified Purchaser Parties") from and against any and all Losses incurred by any of the Indemnified Purchaser Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by the Bank or any of its Subsidiaries in this Agreement as they are incurred.

                  (b) The Purchaser agrees to indemnify and hold harmless the Bank and each of its Representatives (collectively, the "Indemnified Bank Parties") from and against any and all Losses incurred by any of the Indemnified Bank Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by the Purchaser in this Agreement as they are incurred.

                  (c) The following provisions shall apply to claims for Losses from claims by a third party. The indemnifying party shall have the absolute right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such third party claim with legal counsel of its own selection reasonably satisfactory to the indemnified party. The Indemnified Purchaser Parties or the Indemnified Bank Parties, as the case may be, shall have the right, but not the obligation, to participate, at their own expense, in the defense of such third party claim through counsel of their own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims they may have. To the extent permitted by applicable law, the Indemnified Purchaser Parties or the Indemnified Bank Parties, as the case may be, shall, and shall cause their Affiliates to, at all reasonable times cooperate in all reasonable ways with, make their relevant files and records reasonably available for inspection and copying by, and make their employees reasonably available or otherwise render reasonable assistance to, the indemnifying party (i) in its defense of any action for which indemnity is sought hereunder and (ii) in its prosecution under the last sentence of this
Section 7.04(c) of any related claim, cross-complaint, counterclaim or right of subrogation. In the event the indemnifying party fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnified Purchaser Parties or the Indemnified Bank Parties, as the case may be, shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against the same. No claim or action subject to this Agreement may be settled unless the Indemnified Purchaser Parties or the Indemnified Bank Parties, as the case may be, and the indemnifying party consent to such settlement, such consent not to be unreasonably withheld.

                  Section 7.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

                        (a)   If to the Bank, to:

                              Kookmin Bank
                              9-1, 2-Ga
                              Namdaemun-Ro
                              Jung-Gu
                              Seoul, Korea
                              telecopy: (822) 3779 8605
                              telephone: (822) 3779 8004
                              Attention: Dr. Y.H. Kim

                              With a copy to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, New York 10017
                              telecopy: (1 212) 455 2502
                              telephone: (1 212) 455 2870
                              Attention: Paul B. Ford. Jr., Esq.
                                         Park, Jin Hyuk, Esq.

                        (b)   If to the Purchaser, to:

                              The Goldman Sachs Group, Inc.
                              85 Broad Street
                              New York, New York 10004
                              telecopy: (1 212) 357 5505
                              telephone: (1 212) 902 1000
                              Attention: Henry Cornell
                                         David Greenwald, Esq.

                              With a copy to:

                              Goldman Sachs (Asia) L.L.C.
                              Seoul Branch
                              21st Floor, Hung Kuk Life
                                Insurance Building
                              226 Shin Mun Ro 1 Ga
                              Chong Ro-Gu
                              Seoul, Korea
                              telecopy: (822) 3788 1000
                              telephone: (822) 3788 1800
                              Attention: Ji Min

                              With a copy to:

                              Cleary, Gottlieb, Steen & Hamilton
                              One Liberty Plaza
                              New York, New York  10006
                              telecopy: (1 212) 225 3999
                              telephone: (1 212) 225 2000
                              Attention: Christopher E. Austin, Esq.


                  (c) If to any other holder of shares of Securities, addressed to such holder at the address of such holder in the record books of the Bank; or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

                  Section 7.06. Entire Agreement; Amendment; Severability. This Agreement, the other Transaction Agreements and the documents described herein or therein, or attached or delivered pursuant to such agreements, set forth the entire agreement between the parties to this Agreement with respect to the transactions contemplated by this Agreement and supersede all prior agreements and undertakings, including the Prior Agreement which is terminated in its entirety hereby. Any provision of this Agreement may be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties to this Agreement executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver of such right, nor shall any single or partial exercise by either party of any right preclude any other or future exercise of such right or the exercise of any other right. No investigation of the Bank by the Purchaser prior to or after the date of this Agreement shall stop or prevent the Purchaser from exercising any right hereunder or be deemed to be a waiver of any such right. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

                  Section 7.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  Section 7.08. Governing Law; Arbitration; Forum; Related Matters. (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.

                  (b) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, or the performance or breach of this Agreement, shall be finally settled by arbitration in accordance with the provisions set forth in Annex II.

                  (c) The parties to this Agreement agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Bank and the Purchaser, in the event that the arbitrator designated pursuant to Annex II lacks jurisdiction to hear such dispute or such arbitrator's determination is appealed or in connection with any request for an injunction or other provisional or conservatory measures in aid of arbitration as contemplated by Section 7.03 and Section 7 of Annex II, shall be the United States District Court for the Southern District of New York. If such court will not hear any such suit, the parties agree to jurisdiction in the courts of the jurisdiction of the Bank's incorporation. The parties to this Agreement irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties to this Agreement further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. In addition to the above, the Purchaser may bring an action seeking an injunction or other equitable relief (including provisional or conservatory measures in aid of arbitration as contemplated by Section 7.03 and Section 7 of Annex II) to enforce the obligations of the Bank in Section 6.01 in any of the above-mentioned courts or any other court of competent jurisdiction, and the Bank irrevocably consents to the jurisdiction of any such court and agrees to comply with all requirements necessary to give any such court jurisdiction over such an action.

                  (d) Each of the parties to this Agreement irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies of the notice, summons and/or complaint by registered or certified airmail, postage prepaid, to the address specified in Section 7.06 hereof. The foregoing shall not limit the rights of any party to this Agreement to serve process in any other manner permitted by law or to obtain execution of judgment in any other jurisdiction.

                  (e) The parties further agree, to the extent permitted by law, that (i) a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness, and (ii) any order of preliminary relief obtained in any action or proceeding contemplated above shall be given effect, and will not be contested, in any other jurisdiction within or outside the United States.

                  (f) The parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

                  (g) To the extent that the Bank or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it or its assets, any right of immunity on the grounds of sovereignty from jurisdiction of any court, from service of process, or from any legal action, suit or proceeding, including any action, suit or proceeding to compel arbitration pursuant to Annex II or to confirm, enforce or execute any arbitration award issued pursuant to Annex II (including but not limited to, pre-judgment attachment in aid of the arbitration, attachment upon issuance of an arbitration award, or attachment in aid of execution of judgment), in each case in any jurisdiction in which such a proceeding may at any time be commenced with respect to its obligations, liabilities and any other matters arising out of its agreement to arbitrate or an arbitration award issued hereunder, the Bank, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives and agrees not to plead or claim any such immunity.

                  Section 7.09. Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties' successors (including, in the case of the Bank, the surviving entity in the Merger) and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable or transferable by any party to this Agreement without the prior written consent of the other party to this Agreement; provided, however, that (i) the Purchaser may assign all or part of its interest in this Agreement and any of its rights hereunder to one or more of its Subsidiaries and, thereafter, the term "Purchaser" shall include any such Subsidiaries to the extent of such assignment and shall mean the assigning Purchaser and such Subsidiaries taken collectively; and (ii) no such assignment shall relieve the Purchaser of its obligations hereunder.

                  Section 7.10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 4.03 shall inure to the benefit of and be enforceable by the Purchaser Nominees; the provisions of Section 5.01(b) shall inure to the benefit of and be enforceable by the holders, and the prospective purchasers designated by such holders, from time to time of the securities referred to therein; the provisions of Section 6.02 shall inure to the benefit of and be enforceable by the Specified Affiliates referred to therein; and the provisions of Section 7.05 shall inure to the benefit of and be enforceable by each indemnified party thereunder.

                  Section 7.11. Effectiveness. Notwithstanding anything herein to the contrary, (a) this Agreement shall amend and restate the Prior Agreement in its entirety, and only be effective, from and after the Effective Date and
(b) before the Effective Date, this Agreement shall be of no force or effect.

                  IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties to this Agreement by their respective duly authorized officers, all as of the date first above written.

                                        GOLDMAN SACHS CAPITAL KORYO, L.P.

                                        By: Goldman Sachs Capital Koryo Gen Par,
                                             L.L.C., its General Partner


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:


                                        KOOKMIN BANK


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

                                     ANNEX I
                            U.S. REGISTRATION RIGHTS

                  Section 1. Definitions. The following definitions, as well as certain terms defined elsewhere in this Annex I, shall apply to this Annex I only:

                  "Adverse Disclosure" means public disclosure of material non-public information relating to a significant transaction, which disclosure
(i) would, in the good faith judgment of the Board of Directors, after consultation with outside counsel, be required to be made in any registration statement filed with the Korea FSC or the U.S. SEC or any other Governmental Entity by the Bank so that such registration statement would not be materially misleading; (ii) would not, in the good faith judgment of the Board of Directors, after consultation with outside counsel, be required to be made but for the filing of such a registration statement; and (iii) would, in the good faith judgment of the Board of Directors, have a Material Adverse Effect or a material adverse effect on the Bank's ability to complete such significant transaction or on the terms upon which such significant transaction can be completed.

                  "Registrable Securities" means, with respect to any U.S. SEC registration of securities of the Bank, all Securities held by the GS Investors at the time of such registration and all other shares of Common Stock or other securities of the Bank held by any of such Persons as a result of any stock split or stock dividend or similar event or issuable upon conversion of the Bonds, or any securities purchased from the Bank pursuant to Section 8.03 of the Agreement or otherwise.

                  "Registration Expenses" means all expenses, except underwriting discounts, selling commissions and stock transfer taxes incurred by the Bank in complying with the terms of this Annex I, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Bank, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, expenses incurred by employees of the Bank in connection with roadshows or other marketing and promotional efforts reasonably requested by the managing underwriter and the reasonable fees and reasonable disbursements of one counsel for the selling stockholders.

                  All other terms used but not defined in this Annex I shall have the meanings set forth in the Agreement. References in this Annex I to "Sections" are to the Sections of this Annex I, unless otherwise specified.

                  Section 2. Demand Registration. At any time and from time to time on or after the 180th day following the Bank's first registered public offering of equity securities in the United States, the Purchaser may request that the Bank effect the registration under the U.S. Securities Act of Registrable Securities (a "Demand Registration"). Upon receipt of such demand, the Bank shall use its best efforts to effect such Demand Registration (provided that such best efforts shall not require the Bank to prepare any audited interim financial statements) as soon as practicable and, in any event, to file within 90 days of receipt of such request, a registration statement under the U.S. Securities Act covering the Registrable Securities subject to such request, subject to the limitations set forth in Section 3. The Bank may include in any Demand Registration any other shares of Common Stock (including issued and outstanding shares of Common Stock as to which the holders have contracted with the Bank for "piggyback" registration rights) or Convertible Securities so long as the inclusion in such registration thereof will not, in the reasonable judgment of the managing underwriter(s), if any, materially and adversely interfere with the timing, pricing or marketing in accordance with the intended method of sale or other disposition of all Registrable Securities sought to be registered. If it is determined as provided above that there will be such interference, the shares of Common Stock or Convertible Securities sought to be so included shall be excluded to the extent deemed appropriate by the managing underwriter(s).

                  Section 3. Limitations. The Bank's obligation to effect a Demand Registration requested pursuant to Section 2 shall be subject to the following limitations:

                          (a) The Bank shall not be requested to effect any
Demand Registration unless the expected aggregate market value of the Registrable Securities to be offered is at least $50,000,000.

                          (b) The Bank shall not be required to effect any
Demand Registration within six months of the effectiveness of a registration of Registrable Securities registered pursuant to a previous Demand Registration effected by the Bank.

                          (c) The Bank may defer its obligations to effect a
Demand Registration if, in the good faith judgment of the Board of Directors, filing a registration statement with the U.S. SEC at the time a Demand Registration is requested would require Adverse Disclosure, provided that such deferral may not extend beyond the earlier to occur of (i) 90 days after the date upon which such filing would otherwise be required pursuant to Section 2, or (ii) the date upon which filing of a registration statement with the U.S. SEC would not require disclosure that would constitute Adverse Disclosure therein.

                          (d) The Bank shall not be required to effect more than
five (5) Demand Registrations on behalf of the Purchaser.

                  Section 4. Selection of Underwriter for Demand Registration. Any Demand Registration and related offering shall be managed by the Purchaser as follows: the Purchaser shall have the right subject, in each case, to the approval of the Bank (which shall not be unreasonably withheld) to select the managing underwriter(s) for such offering and shall, in consultation with the managing underwriter(s), have the right to determine the aggregate number or principal amount of Registrable Securities to be included in such registration and offering (subject to applicable limitations set forth herein), the offering price per unit of Registrable Security, the underwriting discounts and commissions per unit of Registrable Security, the terms of the underwriting agreement, the timing of the registration and related offering (subject to applicable limitations set forth herein), counsel to the Purchaser, and all other administrative matters related to the registration and related offering. The Bank hereby consents to the selection by the Purchaser of Goldman, Sachs & Co. or any of its Affiliates as managing underwriter, if the Purchaser so selects for any Demand Registration subject to the terms of this Annex I. The Bank and each seller of securities included by the Bank in any Demand Registration in accordance with Section 2 shall enter into an underwriting agreement in customary form with the underwriter(s) selected by the Purchaser in accordance with this Section 4 and shall enter into such other customary agreements and take all such other customary actions (including participation by the Bank's management in roadshows and other meetings with investors) as may reasonably be requested to facilitate the disposition of the Registrable Securities.

                  Section 5. Piggyback Registration Rights. At any time that the Bank proposes to register with the U.S. SEC any Common Stock or convertible bonds for sale solely for cash, for its own account, for the account of a stockholder or stockholders, or both (a "Bank Registration"), the Bank shall give the Purchaser prompt written notice of its intention to do so and of the intended method of sale (the "Registration Notice"). The Purchaser may request inclusion of any Registrable Securities in such Bank Registration by delivering to the Bank, within 20 days after receipt of the Registration Notice, a written notice (the "Piggyback Notice") stating the number or principal amount of Registrable Securities proposed to be included and that such securities are to be included in any underwriting only on the same or equivalent terms and conditions as the shares of Common Stock or convertible bonds otherwise being sold through underwriters under such registration. The Bank shall use its best efforts to cause all Registrable Securities specified in the Piggyback Notice to be included in the Bank Registration and any related offering, all to the extent requisite to permit the sale by the Purchaser of such Registrable Securities in accordance with the method of sale applicable to the other shares of Common Stock or convertible bonds included in the Bank Registration.

                  Section 6. Limitations on Piggyback Registrations. The Bank's obligation to include Registrable Securities in the Bank Registration pursuant to Section 5 shall be subject to the following limitations:

                          (a) The Bank shall not be obligated to include any
Registrable Securities in a registration statement (i) filed on Form S-4, F-4 or S-8 or such other similar successor forms then in effect under the U.S. Securities Act, (ii) pursuant to which the Bank is offering to exchange its own securities, or (iii) relating solely to dividend reinvestment plans. Any such registration (other than on Form S-8) shall qualify as a public offering for purposes of determining the availability of Demand Registration under Section 2 hereof.

                          (b) If the managing underwriter(s), if any, of an
offering related to the Bank Registration determines in its reasonable judgment that marketing factors require a limitation of the number or principal amount of securities that can be included in such offering, the managing underwriter(s) may exclude the appropriate number or principal amount of securities held by the securityholders of the Bank, including the Purchaser, from such registration. If the managing underwriter(s) determines to exclude from such offering any Registrable Securities that the Purchaser desires to include, or any Securities that other Bank securityholders with applicable registration rights desire to include, the Purchaser and such other Bank securityholders, if any (except for such Person or Persons, if any, upon whose demand such Registration is being made) shall share pro rata in the portion of such offering available to them (the "Available Portion"). Such pro rata allocation of the Available Portion between the GS Investors, on the one hand, and such other Bank securityholders, on the other hand, shall be based on the relation between the aggregate number of shares of Common Stock and shares underlying Convertible Securities that are Registrable Securities of the GS Investors, on the one hand, and the aggregate number of shares of Common Stock and shares underlying Convertible Securities that such Bank securityholders with applicable registration rights are entitled to include, on the other hand.

                          (c) Notwithstanding any provisions herein to the
contrary, the Purchaser may not request inclusion of any Registrable Securities in any Bank Registration and the Bank shall not be required to make such inclusion if such Bank Registration is the Bank's first registered public offering of equity securities in the United States.

                  Section 7. Selection of Underwriter for Piggyback Registration. Any Bank Registration and related offering shall be managed by the Bank; the Bank shall have the power to select the managing underwriter(s) for such offering and shall, in consultation with the managing underwriter(s), have the power to determine the offering price, the underwriting discounts and commissions, the terms of the underwriting agreement, the timing of the registration and related offering, counsel to the Bank, and all other administrative matters related to the registration and related offering. To the extent that the Purchaser participates in a Bank Registration and related offering pursuant to Section 5, the Purchaser shall enter into, and sell its Registrable Securities only pursuant to, the underwriting arranged by the Bank, and shall either commit to attend the closing of the offering and take such other actions as may be reasonably necessary to effect the Purchaser's participation in the offering and to provide any assurances reasonably requested by the Bank and the managing underwriter(s) in that regard, or shall deliver to the Bank in custody certificates representing all Registrable Securities to be included in the Registration and shall execute and deliver to the Bank a custody agreement and a power of attorney, each in form and substance appropriate for the purpose of effecting the Purchaser's participation in the Bank Registration and related offering and otherwise reasonably satisfactory to the Bank. If the Purchaser disapproves of the features of the Bank Registration and related offering, the Purchaser may elect to withdraw therefrom (in whole or in part) by written notice to the Bank and the managing underwriter(s) delivered no later than three (3) days prior to the effectiveness of the applicable registration statement and the Registrable Securities of the Purchaser shall thereupon be withdrawn from such registration.

                  Section 8. Registration Procedures. If and whenever the Bank is required pursuant to this Annex to use its best efforts to effect the registration of any of the Registrable Securities, the Bank shall, as expeditiously as reasonably practicable:

                          (a) prepare and file with the U.S. SEC a registration
statement (including a prospectus therein) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities, but not exceeding 90 days;

                          (b) prepare and file with the U.S. SEC such amendments
and supplements to such registration statement and the prospectus used in connection therewith and use its best efforts to cause each such amendment to become effective, as may be necessary to comply with the U.S. Securities Act and the rules of the U.S. SEC thereunder; and to keep such registration statement effective for that period of time specified in Section 8(a);

                          (c) furnish to the Purchaser such number of
prospectuses and preliminary prospectuses in conformity with the requirements of the U.S. Securities Act, and such other documents as the Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold;

                          (d) in the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (with each securityholder participating in such underwriting also entering into and performing its obligations under such an agreement, including furnishing any opinion of counsel reasonably requested by the managing underwriter);

                          (e) notify each holder of Registrable Securities
promptly, and, if requested by such holder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements to such registration statement become effective, (ii) of the issuance by the U.S. SEC or any other securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose,
(iii) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Bank is a party, the representations and warranties of the Bank contained in such agreement cease to be true and correct in all material respects or if the Bank receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose or (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

                          (f) upon written request by any underwriters of the
offering, and subject to applicable rules and guidelines, cause its independent certified public accountants and attorneys, as applicable, to furnish the Purchaser a signed counterpart, addressed to the Purchaser, and the underwriters, if any, of (i) a letter from the independent certified accountants of the Bank in the form customarily furnished to underwriters in firm commitment underwritten offerings, providing substantially that such accountants are independent certified public accountants within the meaning of the U.S. Securities Act and that in the opinion of such accountants the financial statements and other financial data of the Bank included in the registration statement and the prospectus, and any amendment or supplement to such registration statement and prospectus, comply as to form in all material respects with the applicable accounting requirements of the U.S. Securities Act, and additionally covering such other financial matters (including information as of the date of such letter) with respect to the registration in respect of which such letter is being given as the underwriters may reasonably request and as is consistent with the requirements of Statements on Auditing Standards ("SAS") No. 72 or SAS No. 76; and (ii) an opinion of outside legal counsel to the Bank, dated the effective date of the registration statement, covering substantially the same matters with respect to the registration statement and prospectus included therein as are customarily covered (at the time of such registration) in the opinions of issuer's counsel delivered to the underwriters in comparable underwritten public offerings;

                          (g) use its best efforts to register or qualify the
Registrable Securities covered by such registration statement under the U.S. securities or blue sky laws of such jurisdictions as the Purchaser or their underwriters, if any, shall reasonably request, and do any and all other acts and things which may be necessary or desirable to consummate the disposition of the securities in such jurisdiction; provided, however, that the Bank shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject, or subject the Bank to any tax in any such jurisdiction where it is not then so subject;

                          (h) provide a transfer agent and registrar for all
such Registrable Securities not later than the effective date of such registration statement;

                          (i) subject to the execution by such Persons of a
confidentiality agreement in customary form reasonably acceptable to the Bank, make available for reasonable inspection by the Purchaser and any participating underwriter, accountant or other agent retained by the Purchaser, and any participating underwriter in a Demand Registration, all financial and other records and pertinent documents, provide reasonable access to properties of the Bank, and cause the Bank's Affiliates, employees and agents to (i) supply all information, (ii) otherwise use their best efforts to obtain all legal opinions, auditors' consents and comfort letters and (iii) participate in such road shows and similar marketing efforts, in each case as may be reasonably requested by the Purchaser, and any such underwriter, attorney, accountant or agent in connection with the preparation of such registration statement and the sale of such securities;

                  Section 9. Furnish Information. It shall be a condition precedent to the obligations of the Bank to take any action pursuant to this Annex that the selling stockholders shall furnish to the Bank such information regarding themselves or the Registrable Securities held by them, and the intended method of disposition of such securities, as shall be reasonably requested by the Bank in order to effect the registration of their Registrable Securities.

                  Section 10. Expenses. The Purchaser shall pay all Registration Expenses. The Purchaser shall also pay all underwriting discounts, selling commissions and stock transfer taxes in proportion to the number of Registrable Securities it is selling in the given registered sale.

                  Section 11. Interim Financial Statements. Notwithstanding anything herein to the contrary, nothing in this Annex I shall obligate the Bank to prepare any audited interim financial statements.

                                    ANNEX II
                             ARBITRATION PROVISIONS


                  All terms used but not defined in this Annex II shall have the meanings set forth in the Agreement. References in this Annex II to "Sections" are to the Sections of this Annex II, unless otherwise specified.

                  Section 1. Agreement to Arbitrate. Any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation any dispute regarding its interpretation, validity or termination, or the performance or breach thereof, but not including any dispute, controversy or claim arising out of the Indenture, the Bonds or the Indenture Side Letter, shall be finally settled by arbitration administered by the International Chamber of Commerce (the "ICC"). The arbitration shall be conducted in accordance with the ICC Rules of Arbitration (the "ICC Rules") in effect at the time of the arbitration to the extent that such rules have not been modified by agreement of the parties.

                  Section 2. Arbitrators. The arbitration shall be conducted by three (3) arbitrators, each of whom shall have experience in banking or complex financial transactions.

                  Section 3. Replacement Arbitrators. In the event an appointed arbitrator may not continue to act as an arbitrator of such panel, then the party (or the two arbitrators appointed by the parties in the case of the third arbitrator) that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of Section 2. The Parties hereto agree that in the event an arbitral panel has been appointed to resolve a dispute under this Agreement or any other Transaction Agreement which is pending at the time a dispute arises hereunder, such previously appointed arbitral panel shall be deemed appointed for purposes of resolving the dispute arising hereunder.

                  Section 4. Language; Location. Unless the parties otherwise agree, all submissions and awards in relation to arbitration under this Annex shall be made in English and all arbitration proceedings and all pleadings shall be in English. Original documents in a language other than English shall be submitted as evidence in English translation accompanied by the original or true copy thereof. Witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). The place of arbitration shall be New York, New York.

                  Section 5. Authority. Without limiting the authority conferred on the arbitral panel by this Annex and the rules specified above, the arbitral panel shall have the authority to award specific performance.

                  Section 6. Evidence. The Parties agree that the Parties may, within reason, request the production of relevant documents from the other in the arbitration to the extent deemed appropriate by the arbitral panel. In addition, the Parties agree that the arbitral panel may exclude evidence it deems to be irrelevant. The Parties further agree that the arbitral panel may rule upon any claim or counterclaim, or any portion thereof (the "Arbitrated Claim"), without holding an evidentiary hearing, if, after affording both parties an opportunity to present written submissions and documentary evidence, the panel concludes that there is no material issue of fact and that the Arbitrated Claim can be determined as a matter of law. With respect to Arbitrated Claims not resolved pursuant to the previous sentence, the arbitral panel shall, unless the parties otherwise agree, hold an evidentiary hearing, except that direct testimony of witnesses shall be submitted by sworn affidavit and, at the request of the other party, the witness submitting the affidavit shall be made available for cross-examination and if the affiant is not made available for cross-examination, the affidavit shall be stricken from the record and shall not be considered as evidence by the arbitral panel; provided, that the foregoing shall not preclude either party from introducing direct oral testimony consistent with testimony previously submitted by sworn affidavit.

                  Section 7. Preliminary Relief. Nothing in this Annex II shall preclude either party from seeking provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches of this Agreement) in aid of arbitration from any court of competent jurisdiction. In addition, the arbitral panel may, at the request of a party, order provisions or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches of this Agreement) and, to the extent permitted by applicable Laws, the parties shall be able to enforce the terms and provisions of such orders in any court having jurisdiction.

                  Section 8. Transcripts. At the request of either party or the arbitral panel, a written transcript shall be made of each hearing before the arbitral panel. The cost of any stenographic record and all transcripts thereof shall be prorated equally among all parties ordering copies or, if the arbitral panel has requested such transcription, the cost shall be prorated equally among the parties, and shall be paid by such parties directly to the reporting agency.

                  Section 9. Arbitral Award. Any award in connection with the aforementioned arbitration proceeding shall be final, binding and not subject to appeal, and any judgment upon such award may be entered and enforced in any court of competent jurisdiction. To the extent permitted by applicable Laws, the Parties hereby waive all challenge to any award of an arbitrator under this Annex II. The Bank hereby expressly confirms that the Bank's execution of this Agreement and the performance of its obligations thereunder constitute commercial acts and that the relationships created by this Agreement constitute commercial relationships. The Bank further expressly confirms that any arbitral award rendered against the Bank pursuant to this Annex II will be enforceable against it in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 (the "New York Convention") in any jurisdiction that is a signatory to the New York Convention.

                  Section 10. Continued Performance During Arbitration. No dispute, arbitration or other proceeding shall entitle the Bank to suspend payment of interest or dividends otherwise payable to the Purchaser, nor shall such dispute, arbitration or other proceeding affect the Purchaser's rights pursuant to Article IV.